EXHIBIT 99.1

FROM:		FOR:
Weber Shandwick Worldwide		Community First Bankshares, Inc.
8000 Norman Center Drive		520 Main Avenue
Minneapolis, MN 55437		Fargo, ND 58124-0001
Contact:	Shannon Burns	Contact:	Mark A. Anderson
	(952) 346-6173		(701) 298-5600
	sburns@webershandwick.com		IPR@CommunityFirst.com

COMMUNITY FIRST BANKSHARES ANNOUNCES PUBLIC OFFERING OF $60 MILLION OF 8.125% CUMULATIVE CAPITAL SECURITIES OF CFB CAPITAL III

FARGO, N.D., March 21, 2002 — Community First Bankshares, Inc., (Nasdaq: CFBX) announced that it has entered into an agreement to sell 2,400,000 shares of 8.125% Cumulative Capital Securities at $25 per share, or $60 million in the aggregate, of CFB Capital III, a Delaware business trust formed by Community First Bankshares, in an underwriting managed by U.S. Bancorp Piper Jaffray Inc., and RBC Capital Markets.  Proceeds from the offering will be used to redeem outstanding capital securities.

The Capital Securities have been approved for listing on The Nasdaq National Market® under the symbol “CFBXN.’’  A copy of the prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting U. S. Bancorp Piper Jaffray Inc., U.S. Bancorp Center, 800 Nicollet Mall, Minneapolis, Minnesota 55402, attn: Preferred Desk (612) 303-6600 or RBC Dain Rauscher, Inc., Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, attn: Preferred Syndicate Department (612) 371-2711.

Community First Bankshares, a $5.8 billion financial services company, provides a complete line of banking, investment, insurance, mortgage and trust products to individuals and businesses. The company’s extensive offering of financial products and services is marketed through full-service offices in 137 communities in 12 states—Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The company’s services include an online banking system that offers electronic bill payment and discount brokerage capabilities, telephone banking and an extensive ATM network. Community First Bankshares stock is traded on The Nasdaq Stock Market® under the symbol CFBX. The latest investor and other corporate information is available at its Web site, www.CommunityFirst.com.

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